The Board of Directors and Shareholders
Simpson Industries, Inc.:

We consent to incorporation by reference in the registration (No. 33-39679) on Form S-8 pertaining to the Simpson Industries, Inc. Savings Plan, in the registration statement (No. 33-39678) on Form S-8 pertaining to the Simpson Industries, Inc. - Fremont Operation Savings Plan, and in the registration statement (No. 2-95425) on Form S-8 pertaining to the Simpson Industries, Inc. 1984 Stock Option Plan, of our report dated January 26, 1996, relating to the consolidated balance sheets of Simpson Industries, Inc., and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders/ equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Simpson Industries, Inc. Our report refers to the changes in accounting for income taxes and postretirement benefits other than pensions in 1993.





Detroit, Michigan
March 8, 1996